UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2025

RITHM PROPERTY TRUST INC.

(Exact name of registrant as specified in charter)

Maryland	001-36844	46-5211870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

799 Broadway

New York, NY 10003

(Address of principal executive offices)

Registrant’s telephone number, including area code:

212-850-7770

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RPT	New York Stock Exchange
9.875% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock	RPT.PRC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 19, 2025, in connection with the closing of the previously announced acquisition by Rithm Capital Corp., a Delaware corporation (“Rithm Capital”), of Paramount Group, Inc., a Maryland corporation, Rithm Property Trust Inc. (the “Company”) acquired an indirect minority interest (the “RPT PGRE Investment”) in Paramount Group Operating Partnership LP, a Delaware limited partnership (“PG Operating Partnership”), which through its affiliates and joint ventures owns a portfolio (the “Portfolio”) of commercial real estate properties. The RPT PGRE Investment was approved by the independent directors of the Company.

In connection with the RPT PGRE Investment, the Company, through its wholly owned subsidiary RPT PGRE Holdings LLC, a Delaware limited liability company, entered into certain Contribution and Subscription Agreements pursuant to which it subscribed for an aggregate of approximately 3.9% of the limited partnership interests of Rithm PGRE Aggregator LP, a Delaware limited partnership (“Aggregator I”), and Rithm PGRE Aggregator II LP, a Delaware limited partnership (“Aggregator II” and, together with Aggregator I, collectively, the “Aggregators”), investment vehicles formed by Rithm Capital to own 100% of the interests in the PG Operating Partnership, in exchange for aggregate cash capital contributions to the Aggregators in the amount of $50.0 million. In addition, the Company committed to make, under certain circumstances, additional cash capital contributions to the Aggregators of up to $7.5 million, in the aggregate, in exchange for additional limited partnership interests in the Aggregators. The Company financed the RPT PGRE Investment with cash on hand.

The Portfolio consists of ten office properties currently held by the PG Operating Partnership: 1633 Broadway, 1301 Avenue of the Americas, 1325 Avenue of the Americas, 31 W 52nd Street, 712 Fifth Avenue, 1600 Broadway and 900 3rd Street in New York, NY and One Market Plaza, 300 Mission St. and One Front Street in San Francisco, CA.

As of the closing of the RPT PGRE Investment, affiliates of Rithm Capital own the remaining limited partnership interests in the Aggregators not subscribed for by the Company. RCM GA Manager LLC, an affiliate of Rithm Capital, is the Company’s external manager. An affiliate of Rithm Capital, Rithm Asset Management LLC, a Delaware limited liability company, will serve as general partner of the Aggregators and will have authority to manage the Aggregators in accordance with the governing documents thereof. Rithm Capital will manage the Portfolio through Rithm Property Management LLC, a Delaware limited liability company, and other of its direct and indirect subsidiaries. Michael Nierenberg, the Company’s Chief Executive Officer and a member of its Board of Directors, serves as the Chairman of the Board of Directors and Chief Executive Officer of Rithm Capital. In addition, Nicola Santoro, Jr., the Company’s Chief Financial Officer and Chief Accounting Officer, serves as the Chief Financial Officer and the Chief Accounting Officer of Rithm Capital. Other than in respect of the above described transactions, there is no material relationship between Rithm Capital and the Company or any of the Company’s affiliates, directors or officers or any associate of the Company’s directors or officers.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

As permitted by Item 9.01(a)(3) of Form 8-K, the audited financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K within 71 days following the date on which this Current Report is required to be filed.

(b) Pro Forma Financial Information

The Company intends to elect the fair value option for the acquisition described in Item 2.01 of this Current Report on Form 8-K, which consists of the acquisition of an equity method investee. As such, the Company is not required to provide full pro forma financial information prepared under Article 11. The Company will be providing a narrative discussion of how these transactions impact its results of operations and balance sheet by amendment to this Current Report on Form 8-K within 71 days following the date on which this Current Report is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RITHM PROPERTY TRUST INC.

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

Dated: December 19, 2025